The Ohio National Life Insurance Company

We Will Pay the benefits of this Contract subject to its terms.

Our Home Office is at [One Financial Way, Cincinnati, Ohio 45242]. To contact Annuity Client Services, call [888.925.6446 or visit www.ohionational.com].

RIGHT TO CANCEL: Please read your Contract carefully. During a 10-day free look period, or 30 days if this Contract is issued as a result of a replacement, you have the right to cancel this Contract. If you are not satisfied, return the Contract to us, or the agent who sold it, within 10 days of receipt, or 30 days if a replacement. We will return (1) your Contract Value invested in the Subaccounts plus any amount we deducted from the Subaccounts for charges, other than charges assessed daily, and (2) all purchase payments invested in the Fixed Accumulation Account, if applicable. Upon such refund, the Contract shall be void.

This Contract includes a provision which may waive Surrender Charges under certain circumstances.

Annuity Payments And Other Values Provided By This Contract May Increase or Decrease According To The Investment Experience Of A Separate Account. Benefits Are Variable And Are Not Guaranteed As To Fixed-Dollar Amount.

Variable Deferred Annuity Contract

Flexible Purchase Payments

Noonparticipating

FORM ICC16-VA-1	PAGE 1

Table of Contents

Contract Specifications	FORM ICC16-VA-SP

Contract Specifications, Riders	FORM ICC16-VA-RDR

Contract Specifications, Subaccount Page	FORM ICC16-VA-FUND

FORM ICC16-VA-1	The Ohio National Life Insurance Company	PAGE 2

Contract Specifications

Contract Number: [00000000]                                     Contract Date: [05/01/2016]

Annuitant: [John Doe]

Annuitant’s Date of Birth: [05/01/1955]

Owner: [John Doe]

Beneficiary: [Jane Doe]

Contingent Beneficiary: [Jason Doe]

Maximum Annuitization Age: [95]

Maximum Spousal Continuation Election Date: [[28th] day after Proof of Death]

State Insurance Department Contact: If you have a complaint or inquiry regarding this Contract, please contact the [State] Department of Insurance at [Phone Number].

Type of Plan: [401(K)]

Initial Purchase Payment: [$5,000]

Additional Purchase Payments May Be Made. See Purchase Payments Provisions section.

Minimum Subsequent Purchase Payment Amounts:

[For electronic payments: [$100]

For payroll deduction plans: [$300]

For all other payments: [$500]]

Total Maximum Purchase Payment Amounts:

[Lesser of (a) or (b) where:

(a)	is the lesser of (1) [150%] times the Initial Purchase Payment and (2) is $[1,000,000]; and

(b)	is the total Purchase Payments for all our variable annuities sold to you, or covering the life of the Annuitant, equals $[1,000,000]

Initial Purchase Payment for purposes of calculating the Maximum Purchase Payment Amount includes any Purchase Payment received within the first 90 days after the Contract Date.]

Death Benefit Termination Date: [First of month following the Annuitant’s [90th] Birthday]

Minimum Withdrawal Amount: [$500]

Minimum Electronic Withdrawal Amount: [$100]

Minimum Contract Value:

For the Withdrawal Provision: [$5,000]

For the Annuitization Provision: [$5,000]

Maximum Number of Free Withdrawals in any Contract Year: [14]

Maximum Number of Free Transfers in any Contract Year: [12]

FORM ICC16-VA-SP [L3]	The Ohio National Life Insurance Company	PAGE [1]

Charges:

Contract Administration Charge: [$30 (waived on contract anniversaries where the Contract Value equals or exceeds [$50,000)]]

Transfer Fee: [$10.00 per transfer]

Minimum Transfer Amount: [$300]

Withdrawal Fee: [Lesser of 2% of the amount withdrawn and $15]

Daily and Annual Mortality and Expense Risk Charge: [1.45% Annually (.003944% Daily)]

Daily and Annual Administration Expense Charge: [0.25% Annually (.000684% Daily)]

Free Out Amount: [10%]

Table of Surrender Charges to be applied in excess of the Free Out Amount.

Year of Purchase Payment	[1	2	3	4	5	6	7	8th and later]
Surrender Charge	[7%	7%	6%	5%	4%	3%	2%	0%]

Annuity Benefit Section

Annuity Payout Date: [Anniversary following the Annuitant’s [95th] birthday]

Minimum Annuity Payment Amount: [$100]

Necessary Minimum Annual Rate of Return for Variable Annuity Payments: [2.70%]

[Annuity Option Table Annuity 2000 Mortality Table with Projection Scale G]

Annuity Payout Interest Rate: [1.00%]

Adjustment to Age:

Year Income Payments Begin	Age Setback
[2016 - 2024	[1 year
2025 - 2034	2 years
2035 - 2044	3 years
2045 - 2054	4 years
2055 and later]	5 years	]

[For example, in the year 2028, we will subtract two years from the actual age, so the age 65 factor will apply to a 67-year old person instead of the age 67 factor.]

FORM ICC16-VA-SP [L3]	The Ohio National Life Insurance Company	PAGE [2]

Contract Specifications, Riders

Fixed Accumulation Account Rider:

Effective Rate at Issue: [1.250%]

Minimum Guaranteed Interest Rate: [1.00%]

Interest Rate Guarantee Period: [1 year]

Nursing Home Waiver Rider:

Nursing Home Waiver Annuitant Issue Age: [80]

Nursing Home Waiver Confinement Period: [30 days]

Nursing Home Waiver Discharge: [90 days after discharge date]

Combo Death Benefit Rider:

Effective Date: [Contract Date or Contract Anniversary Date if added after Issue]

Base Rider Charge Rate: [1.00% Annually (0.25% Quarterly)]

This charge is not guaranteed and can be changed, provided the new charge does not exceed the Maximum Annual Rider Charge Rate shown below.

Charge Freeze Period: [2 years]

Maximum Annual Rider Charge Rate: [2.00%]

Annual Credit Cap Multiplier: [15]

Annual Credit Period End Date: [Annuitant’s 81st Birthday]

Annual Step-up End Date: [

Annuitant’s 81st Birthday]

Death Benefit Annual Credit Rate: [6.00%]

Combo Death Benefit Termination Date: [Anniversary following Annuitant’s 95th Birthday]

Combo Death Benefit Investment Requirements

[While this Rider is in force, your Purchase Payments and your Contract Value must be allocated in accordance with either Paragraph (1) or (2) below:

(1)	Your Purchase Payments and your Contract Value must be allocated to one of the available Asset Allocation Models (the “Models”) from those offered by us and approved for use with this Rider. You may maintain funds in only one Model at any given time.

(2)	Your Purchase Payments and your Contract Value must be allocated in accordance with the following investment requirements:

(a)	At least [25%] and not greater than the [50%] must be allocated to any combination of subaccounts that we designate as Category I Subaccounts;

(b)	Not greater than [75%] may be allocated to any combination of subaccounts that we designate as Category II Subaccounts;

(c)	Not greater than [25%] may be allocated to any combination of subaccounts that we designate as Category III Subaccounts; and

(d)	Not greater than [10%] may be allocated to any combination of subaccounts that we designate as Category IV Subaccounts.

Notwithstanding the above, your Purchase Payments may be allocated to a Dollar Cost Averaging (“DCA”) Account, if available, and then transferred to a Model selected by you under (1) above or the subaccounts under (2) above, subject to any restrictions on such transfers as set forth in your Contract or any other applicable rider.

We will determine for each new variable subaccount the appropriate investment category to place it in. In addition, we reserve the right to change the category classification of any subaccount by written Notice. Based on future anticipated experience, we reserve the right to make any change in the classification of a subaccount apply to future Purchase Payments or transfers.

FORM ICC16-VA-RDR	The Ohio National Life Insurance Company	PAGE [1]

Contract Specifications, Riders, continued

We may limit the availability of any Asset Allocation Model or any subaccount for use with this Rider. If an existing Asset Allocation Model or subaccount becomes unavailable for the allocation of future Purchase Payments or Contract Value, you will need to provide us updated allocation instructions that comply with the stated requirements. If you fail to provide us with new instructions and your allocations of Purchase Payments or Contract Value violates the investment requirements, this Rider will be terminated. Transfers required after a variable subaccount or Asset Allocation Model becomes unavailable for use with this Rider, will not be assessed a transfer fee.

If you choose to allocate your Purchase Payments or Contract Value in accordance with Paragraph (2) above, while this Rider is in effect, we will rebalance quarterly the amounts in each individual variable subaccount based on your rebalance instructions. Such rebalancing will occur on each three-month Anniversary of the Rider Date. If a three-month Anniversary of the Rider Date is not the last day of a Valuation Period, such rebalancing will occur at the end of that Valuation Period. Rebalancing will only occur on the three-month anniversaries of the Rider Date. Neither withdrawals from the Contract nor transfers will result in a rebalancing on the date of such transaction.

When you die, if your spouse elects a permitted spousal continuation, we will not include the proceeds from a Death Benefit Adjustment, if any, in the determination of whether your surviving spouse has complied with these investment requirements. Unless we receive other investment instructions from your surviving spouse, we will re-allocate the proceeds from such Death Benefit Adjustment to the investment portfolios in your Contract based upon your last rebalancing instructions or to the applicable Model on the next scheduled rebalancing date.]

FORM ICC16-VA-RDR	The Ohio National Life Insurance Company	PAGE [2]

Contract Specifications, Subaccount Page

Available Subaccounts:

[AB VPS Dynamic Asset Allocation Portfolio

AB VPS Global Risk Allocation-Moderate Portfolio Aggressive Growth Portfolio

AMT Mid Cap Intrinsic Value Portfolio

Appreciation Portfolio

Balanced Portfolio

Bond Portfolio

Bristol Growth Portfolio

Bristol Portfolio

Bryton Growth Portfolio

Capital Appreciation Portfolio

ClearBridge Small Cap Portfolio

ClearBridge Variable Dividend Strategy Portfolio

ClearBridge Variable Large Cap Value Portfolio

Equity Portfolio

Federated Kaufmann Fund II

Federated Managed Tail Risk Fund II

Federated Managed Volatility Fund II

Fidelity® VIP Contrafund® Portfolio

Fidelity® VIP Equity-Income Portfolio

Fidelity® VIP Growth Portfolio

Fidelity® VIP Government Money Market Portfolio

Fidelity® VIP Mid Cap Portfolio

Fidelity® VIP Real Estate Portfolio

Fidelity® VIP Target Volatility Portfolio

Flexible Bond Portfolio

Franklin Flex Cap Growth VIP Fund

Franklin Founding Funds Allocation VIP Fund

Franklin Income VIP Fund

Franklin VolSmart Allocation VIP Fund

Goldman Sachs Global Trends Allocation Fund

Goldman Sachs Large Cap Value Fund

Goldman Sachs Strategic Growth Fund

Goldman Sachs U.S. Equity Insights Fund

Global Research Portfolio

High Income Bond Portfolio

INTECH U.S. Low Volatility Portfolio

International Portfolio

International Small-Mid Company Portfolio

Invesco V.I. Balanced-Risk Allocation Fund

Invesco V.I. International Growth Fund

Ivy Funds VIP Asset Strategy

Ivy Funds VIP Global Natural Resources

Ivy Funds VIP Science and Technology

Janus Portfolio

Jennison Portfolio

Jennison 20/20 Portfolio

JPMorgan Insurance Trust Mid Cap Value Portfolio

JPMorgan Insurance Trust Small Cap Core Portfolio

Lazard Retirement Emerging Markets Equity Portfolio

Lazard Retirement Global Dynamic Multi Asset Portfolio

Lazard Retirement International Equity Portfolio

Lazard Retirement U.S. Small-Mid Cap Equity Portfolio

Lazard Retirement U.S. Strategic Equity Portfolio

MFS® Mid Cap Growth Series

MFS® New Discovery Series

MFS® Total Return Series

MFS® Massachusetts Investors Growth Stock Portfolio

Mid Cap Opportunity Portfolio

Morgan Stanley UIF Core Plus Fixed Income Portfolio

Morgan Stanley UIF Growth Portfolio

Morgan Stanley UIF U.S. Real Estate Portfolio

Nasdaq-100® Index Portfolio

Omni Portfolio

Overseas Portfolio

PIMCO CommodityRealReturn® Strategy Portfolio

PIMCO Global Bond Portfolio

PIMCO Global Diversified Allocation Portfolio

PIMCO Low Duration Portfolio

PIMCO Real Return Portfolio

PIMCO Short-Term Portfolio

PIMCO Total Return Portfolio

QS Legg Mason Dynamic Multi-Strategy VIT Portfolio

Risk Managed Balanced Portfolio

Royce Micro-Cap Portfolio

Royce Small-Cap Portfolio

S&P 500® Index Portfolio

Small Cap Growth Portfolio

Strategic Value Portfolio

Target VIP Portfolio

Templeton Foreign VIP Fund

TOPS® Managed Risk Balanced ETF Portfolio

TOPS® Managed Risk Moderate Growth ETF Portfolio

TOPS® Managed Risk Growth ETF Portfolio]

Not all funds available on all products and riders. See prospectus for details.

See back page for allocations at issue.

FORM ICC16-VA-FUND	The Ohio National Life Insurance Company	PAGE [1]

Contract Specifications, Subaccount Page, continued

Allocations at Issue:

[ %	%

%	%

%	%

%	%

%	%

%	%

%	%

%	%

%	%

%	%

FORM ICC16-VA-FUND	The Ohio National Life Insurance Company	PAGE [2]

Definitions

1940 Act

The Investment Company Act of 1940, as amended, or any successor law.

Age

Except as otherwise noted, age refers to the person’s age as of his or her last birthday.

Annuitant

The person so named on the Contract Specifications, or, if after the Annuity Payout Date, any other natural person or persons whose length of life or lives measures annuity payments that involve life contingencies.

Annuity Option

An option for a payment based on Contract Value that begins on the Annuity Payout Date.

Annuity Payout Date

The date on which annuity payments are to begin. You may specify a date, subject to the terms of the Change of Annuity Payout Date provision of this Contract, or keep the date shown on the Contract Specifications.

Beneficiary

The person(s) designated by the Owner to receive the Death Benefit, if any.

Code

The Internal Revenue Code of 1986, as amended, or any successor law.

Contract Date

The date this Contract became effective, as shown on the Contract Specifications.

Contract Value

The sum of the values of the Subaccounts under your Contract.

Contract Year

Each twelve-month period initially starting on the Contract Date and re-starting with each Contract Date anniversary thereafter.

Death Benefit Proceeds

The amount that the Beneficiary receives if the Annuitant dies before the Death Benefit Termination Date shown on the Contract Specifications. The Death Benefit Proceeds equal (i) the Contract Value and (ii) any Death Benefit Adjustment, on the calculation date as described below. Any change in Contract Value, including any change in the Death Benefit Adjustment amount after it is added to Contract Value, before we distribute the Death Benefit Proceeds will affect the amount to be paid to the Beneficiary.

Death Benefit Adjustment

The Death Benefit Adjustment is an amount added to the Contract Value to determine the Death Benefit Proceeds paid to the Beneficiary. It represents the difference, if any, between the highest Guaranteed Minimum Death Benefit Amount and the Contract Value on the calculation date if the Contract Value on this date is lower than the highest Guaranteed Minimum Death Benefit Amount. If the Contract Value on the applicable calculation date is higher than the highest Guaranteed Minimum Death Benefit Amount, no Death Benefit Adjustment will be made.

Form ICC16-VA-1	The Ohio National Life Insurance Company	PAGE 3

Earnings

The excess of Contract Value over purchase payments that have not yet been withdrawn from the Contract.

Guaranteed Minimum Death Benefit Amount

The amount used solely to calculate the Death Benefit Adjustment, which may or may not be the amount paid to the Beneficiary after the death of the Annuitant.

Home Office

Home Office refers to the home office address shown on the cover page of this Contract, or another location we may designate.

IRA

An Individual Retirement Annuity as defined in the Code.

Net Purchase Payment

An amount equal to each purchase payment, that may be reduced by any amount for any applicable premium tax or similar state or local tax.

Notice

A form of communication providing information required by us, either in signed writing or another manner acceptable to us and received at our Home Office. All Notices must include all required information necessary to process the request. To be effective for any Valuation Period, a Notice must be received in good order prior to the end of that Valuation Period, subject to any payment made or action taken by us prior to our acting upon the Notice, and provided that the action requested or taken in the Notice is permitted under the terms or provisions of this Contract.

Owner

The person named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract. Owner means all Joint Owners, if applicable.

Portfolio

An open-end investment company registered under the 1940 Act in which Subaccount assets may be invested.

Proof of Death

Proof of Death is any one of the following:

(1)	an original or a certified copy of a death certificate;

(2)	an original or a certified copy of a decree of a court of competent jurisdiction as to the finding of death with reasonable verification that such decree has become final; or

(3)	other written proof satisfactory to us.

SEC

The U.S. Securities and Exchange Commission.

Subaccount

An investment Subaccount established within VAA. The assets of each Subaccount are invested in a corresponding available Portfolio.

FORM ICC16-VA-1	The Ohio National Life Insurance Company	PAGE 4

Surrender

To redeem the Contract before annuity payments begin and receive its value minus any applicable surrender charge or other deductions.

Surrender Charge

A charge that may apply if you surrender your Contract or withdraw part of its value. It may also be referred to as a Contingent Deferred Sales Charge.

VAA

A separate account (Ohio National Variable Account A) that consists of assets we have set aside and kept separate from assets of our general account.

Valuation Period

That period of time from one determination of variable accumulation unit and annuity unit values to their next determination. Such values will be determined as often as we choose to do so, but will occur at least once each week or as often as required by the 1940 Act.

We, Us, Our

The Ohio National Life Insurance Company.

Withdraw

To receive part of the Contract’s value without entirely redeeming or surrendering the Contract.

You, Your

The Owner of this Contract.

General Provisions

Annuity Payments

Annuity payments will begin on the Annuity Payout Date according to the Annuity Option selected by you or provided for under this Contract. We may require you to send us this Contract as a condition to any payment.

Beneficiary

The Beneficiary is entitled to receive the Death Benefit if the Annuitant dies before the Death Benefit Termination Date shown on the Contract Specifications, or any remaining annuity payments, in accordance with the terms and provisions of this Contract.

You may name a Beneficiary, contingent Beneficiary and/or an irrevocable Beneficiary at the time you apply for this Contract. Unless you designate an irrevocable Beneficiary, beneficiary designations are revocable and you may change them during the lifetime of the Annuitant. You may change the Beneficiary by providing Notice to us. Any Beneficiary change made, unless otherwise specified by the Owner, shall take effect on the date the notification is signed by the Owner, when received in good order, subject to any payments made or actions taken by us prior to receipt of the notification. No change will apply to any payment we made before the Notice was received. Any subsequent choice of Beneficiary will automatically revoke any prior choice. Any irrevocable Beneficiary designation may be changed only with the consent of such irrevocable Beneficiary. The consent of any irrevocable Beneficiary will also be required for any assignment, surrender, withdrawal, change of Annuity Payout Date or Annuity Option, or other changes to this Contract. If there are multiple Beneficiaries, we may require that they be of the same class of Beneficiary.

FORM ICC16-VA-1	The Ohio National Life Insurance Company	PAGE 5

Subject to the terms and provisions of this Contract, we will pay an equal portion of benefits to each Beneficiary unless you direct otherwise. A contingent Beneficiary will only receive benefits payable under this Contract if there is no surviving Beneficiary unless otherwise specified in writing at the time you apply for this Contract or in a later Notice. Where applicable, a secondary contingent Beneficiary will only receive benefits payable under this Contract if there is no surviving Beneficiary or contingent Beneficiary.

In the event that an Owner, who is a natural person, survives the Annuitant, such Owner will be deemed the Beneficiary. Under such circumstances, the designated Beneficiary will be deemed the contingent Beneficiary and the designated contingent Beneficiary will be deemed the Secondary contingent Beneficiary. If a Beneficiary is a trust, we will neither be responsible for verifying a trustee’s right to receive any benefits payable under this Contract, nor for how the trustee disposes of any benefits. If before payment of any benefits, we receive Notice that the trust has been revoked or is not in effect, then the trustee will be deemed a non-surviving Beneficiary.

If there is no surviving Beneficiary, contingent Beneficiary, or, where applicable, secondary contingent Beneficiary, benefits will be paid to the last surviving Owner’s estate.

Claims of Creditors

The Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent permitted by law.

Entire Contract

The Entire Contract is this Contract, any application, and any riders, amendments, and endorsements attached to this Contract. The Entire Contract is the legal agreement between you and us. Any changes or waiver in the terms or provisions of the Entire Contract, as permitted by Governing Law, must be approved in writing and bear the signature of our President, Vice President, or Secretary. No agent, representative, or other officer, employee or person has the authority to make changes to any terms or provisions of the Entire Contract. We may unilaterally change the Entire Contract in order to maintain compliance with the Code. If any portion of the Entire Contract shall be found to be invalid, unenforceable or illegal, the remainder shall not in any way be affected or impaired thereby, but shall have the same force and effect as if the invalid, unenforceable or illegal portion had not been inserted.

We are not party to, nor are we bound by, any plan or trust in conjunction with this Contract. This Contract is intended to qualify under the Code for tax-favored status. Any reference in this Contract to tax laws or regulations is for your information and instruction only and such reference to tax laws or regulations is not subject to approval or disapproval by the state in which this Contract was issued. We make no representations or warranty concerning whether this Contract will qualify for tax-favored status, and if it does, whether, you will derive any tax benefit therefrom. If you have any such questions, you should ask your tax adviser.

We reserve the right to endorse this Contract as needed to maintain its status as an annuity under the Code. If this Contract is so endorsed we will send you a copy of the endorsement.

Evidence of Sex, Age, or Survival

Where any payment under this Contract depends on the Annuitant’s or any payee’s sex, age, or survival on a given date, we may require proof, satisfactory to us, prior to making such payment.

FORM ICC16-VA-1	The Ohio National Life Insurance Company	PAGE 6

Governing Law

Unless otherwise stated herein, a legal course of action related to this Contract, and its terms and provisions, shall comply with the laws of the state in which this Contract was issued for delivery. This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission (Commission) and issued under the Commission standards. Any provision of the Contract that on the Contract Date is in conflict with the Commission standards for this product type, which were in effect on the date the Contract was approved, is hereby amended to conform to the Commission standards in effect as of the provision’s effective date of Commission Contract approval.

Incontestability

We will not contest the validity of this Contract, except in the case of fraud in the procurement of the Contract when permitted by applicable law, after two years from the Contract Date.

Individual Retirement Annuities

The Internal Revenue Service has approved the form of this Contract, when accompanied by an IRA Endorsement, as meeting the Code requirements for an IRA. If this Contract is an IRA, we can change this Contract in its approved form so as to keep its approval under the Code or to comply with any change in the Code or rules under the Code. Any such change will be in writing, signed by us, and mailed to you at your address of record in our files. Any terms that relate to this Contract as an IRA will be of no further effect if this Contract is no longer kept as a qualified IRA under the Code.

Minimum Benefits

Any paid-up annuity, cash Surrender Value or Death Benefit that may be available under the Contract will never be less than the minimum benefits required by Section 7 of the National Association of Insurance Commissioners Model Variable Annuity Regulation, model #250, or applicable successor provision, as amended.

Misstatement of Age, Sex, or Identity

If the Annuitant’s birth date, sex, or identity has been misstated, the benefits will be such as would have been provided based on the correct birth date, sex, and identity. After we verify the misstatement, any overpayments will be charged against future amounts payable and any under-payments will be made up immediately. Interest of 1% will be either charged or credited on overpayments or underpayments, as applicable.

Nonparticipating

This Contract is nonparticipating. It will not share in our divisible surplus.

Ownership

The Owner of this Contract is the person(s) so named on the Contract Specifications. The Owner maintains all rights and interests in this Contract, subject to the rights and interests of any assignee of record or any irrevocable Beneficiary. In the case of a non-tax-qualified annuity, you can change the Owner of this policy from yourself to a new Owner. You must send Notice to us to make the change. Any Owner change made, unless otherwise specified by the Owner, shall take effect on the date the notification is signed by the Owner, when received in good order, subject to any payments made or actions taken by us prior to receipt of the notification. No change will apply to any payment we made before the Notice was received.

We may require that a change of Ownership be endorsed in the Contract. A change of Ownership may result in adverse tax consequences. A change in Ownership due to death is described further below.

FORM ICC16-VA-1	The Ohio National Life Insurance Company	PAGE 7

All Owners possess an equal, undivided interest in this Contract with right of survivorship unless otherwise specified in writing. The exercise of any ownership right in this Contract (including, but not limited to, the rights to assign this Contract, surrender this Contract, to make withdrawals from this Contract, or to change the Owner, the Beneficiary or the contingent Beneficiary, the Annuity Payout Date or the Annuity Option) requires Notice signed by all Owners.

If this Contract is an IRA, the Annuitant shall be the Owner while living. The Annuitant’s interest may not then be forfeited. This Contract, if an IRA, is for the sole benefit of the Annuitant and Beneficiaries.

If this is a tax-qualified Contract other than an IRA, you can transfer ownership to a successor Owner only if such successor Owner is:

(1)	the Annuitant,

(2)	a trustee or successor trustee of a pension or profit-sharing trust that is qualified under Section 401 of the Code, or

(3)	the employer of the Annuitant provided that this Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Code for the benefit of the Annuitant.

Assignment

In the case of a non-tax-qualified annuity, this Contract may be assigned. You must send Notice to us to make the change. Any assignment made, unless otherwise specified by the Owner, shall take effect on the date the notification is signed by the Owner, when received in good order, subject to any payments made or actions taken by us prior to receipt of the notification.

We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment. Assignment does not change the benefit or amount of the Contract.

This Contract may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code (IRC). Ownership of this Contract is then restricted so it will comply with provisions of the IRC.

Assignment of this Contract may result in adverse tax consequences.

Reports

At least once each Contract Year and before the Annuity Payout Date, we shall send you a statement reporting your Contract Values as of a date not more than four months prior to the date of the mailing. This report will show the start date and end date for the current period and include the following information:

(1)	the Contract Value at start and end date of the current report period;

(2)	the amounts credited or debited to the Contract Value during the current report period;

(3)	the number and value of the accumulation units held in each Subaccount;

(4)	the surrender value; and

(5)	the Guaranteed Minimum Death Benefit Amount at the end of the current report period.

We will provide copies of the report to you upon request at no additional cost.

You have the duty to review all confirmations and statements we send you and to report promptly any discrepancy. We will not be responsible for any losses or damages attributable to a discrepancy that is reflected on such confirmations or statements unless you report the discrepancy in writing to us within 30 days of the date of the confirmation or statement. Otherwise, the confirmation or statement will be deemed final and correct.

FORM ICC16-VA-1	The Ohio National Life Insurance Company	PAGE 8

Separate Account VAA

The separate account to which the variable accumulation units of your Contract Value and variable annuity units and payments under this Contract relate is VAA, which we have established under Ohio law to provide variable benefits. We shall have sole and complete ownership and control of all assets in VAA. We reserve the right to transfer assets of VAA to another account, and to modify the structure or operation of the VAA, subject to obtaining any necessary regulatory approvals. We guarantee that such modification will not affect the Contract Value.

Income, gains and losses, whether or not realized, from assets allocated to VAA are credited to or charged against VAA without regard to our other income, gains or losses. A portion of the assets in VAA, equal to the Contract reserves for such account, shall not be chargeable with liabilities arising out of any other business we may conduct.

All amounts credited to VAA will be used to purchase shares at net asset value of open-end investment companies registered under the 1940 Act. The available investment companies are referred to as “Portfolios” and shares of any are referred to as “Portfolio Shares.” Any and all distributions made by a Portfolio, with respect to Portfolio Shares held by VAA, will be reinvested to purchase more Portfolio Shares in the same Subaccount at net asset value. Deductions and withdrawals from VAA may be made by redeeming a number of Portfolio Shares, at net asset value, equal in total value to the amount to be deducted or withdrawn. If deemed by us to be in the best interest of all Contract owners, VAA may be operated as a management company under the 1940 Act or it may be deregistered under the 1940 Act, if such registration is no longer required.

If there is a substitution of Portfolio Shares or change in operation of VAA, we will issue an endorsement for this Contract and take such other action as may be necessary and appropriate to make the substitution or change.

You will be liable for any loss we suffer if we purchase Portfolio Shares at your direction and, thereafter, we are forced to liquidate such Portfolio Shares because the check or draft issued by you as a purchase payment is dishonored by the bank on which it was drawn.

Supplementary Agreement

As of the Annuity Payout Date, we may issue a supplementary agreement that sets forth the terms of your Annuity Option.

Voting Rights

We will seek instructions for the voting of Portfolio Shares held on account of your Contract Value held in VAA or that represent the actuarial liability for variable annuity payments being made. From time to time, we will send you reports on the Portfolio, prospectuses, proxy material and a form with which you may instruct us how to vote Portfolio Shares.

After this Contract has been in effect for one year, you may also vote at our Annual Meeting of Policyholders as provided in our Code of Regulations and under Ohio law.

Contract Termination

Your Contract will terminate if your Contract Value is reduced to zero. Your Contract Value can become zero due to the assessment of Contract or rider charges or deductions after you have taken withdrawals and/or due to poor market performance. If your Contract Value is reduced to zero, your Contract will terminate unless you have purchased a rider that provides for continuation of benefits and you are in compliance with the rider’s terms for continuation.

FORM ICC16-VA-1	The Ohio National Life Insurance Company	PAGE 9

Purchase Payments Provisions

Purchase Payments

Purchase payments are payable to us at our Home Office or at any other location we may designate from time to time or, with respect only to the first purchase payment, to your registered representative in exchange for a receipt signed by such registered representative.

You may make subsequent purchase payments at any time before the Annuity Payout Date. Each subsequent purchase payment must be at least the Minimum Subsequent Purchase Payment Amounts shown on the Contract Specifications.

We may limit the amount of additional purchase payments we will accept for this Contract after the total amount of all purchase payments exceeds the Total Maximum Purchase Payment Amounts shown on the Contract Specifications. If this is an IRA, purchase payments may be limited to the maximum amount allowed by law for an IRA.

Allocation of Purchase Payments

Net Purchase Payments will be allocated to Subaccounts within VAA according to the allocation instructions we received from you in good order. We reserve the right to limit the number of Subaccounts to which you may allocate, provided that we will always allow you to allocate to at least 10 Subaccounts within VAA. If you change your allocations, such change shall take effect as of the end of the Valuation Period during which Notice becomes effective. If a Subaccount is liquidated or ceases operations through a merger, consolidation or similar action, your future allocation and any rebalance instructions will be updated to include the successor Subaccount for the Subaccount that is no longer available.

Valuation Provisions

Contract Value

The Contract Value for any Valuation Period equals the Variable Accumulation Account value for the Valuation Period.

Variable Accumulation Account

We will credit this Contract’s Variable Accumulation Account with variable accumulation units in relation to the amount of each Net Purchase Payment allocated to each Subaccount. To find the number of variable accumulation units credited to each Subaccount, divide the amount allocated to that Subaccount by the variable accumulation unit value of that Subaccount for the Valuation Period during which the purchase payment is received at our Home Office or at any other location we may designate from time to time. The value of each variable accumulation unit was set when the first Net

Purchase Payment was allocated to each Subaccount. The value of a variable accumulation unit for each Subaccount varies for each later Valuation Period. Such value is found by multiplying the value of a variable accumulation unit of that Subaccount for the immediately preceding Valuation Period by the Net Investment Factor for the Subaccount for the Valuation Period for which the variable accumulation unit value is being determined. The value of a variable accumulation unit for any Valuation Period is determined as of the end of such Valuation Period.

The Variable Accumulation Account value for a Valuation Period equals the number of variable accumulation units credited to the Variable Accumulation Account multiplied by the value of each such unit for that Valuation Period.

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Net Investment Factor

The Net Investment Factor for a Subaccount is found by dividing (1) by (2), then subtracting (3) from the result, where:

(1)	is
(a)	the net asset value of a Portfolio Share in that Subaccount determined as of the end of a Valuation Period, plus

(b)	the per share amount of any dividends or other distribution declared by the Portfolio (as of the ex-dividend date, i.e., the date as of which dividends on Portfolio Shares have been paid out to owners of record) during the Valuation Period, adjusted by

(c)	a per share charge or credit with respect to any taxes reserved for or paid, which we determine to be attributable to the maintenance or operation of the Subaccount;

(2)	is the net asset value of a Portfolio Share in that Subaccount, adjusted by a per share credit or charge for any taxes reserved for or paid, determined as of the end of the prior Valuation Period; and

(3)	is

(a)	the Daily Mortality and Expense Risk Charge as shown on the Contract Specifications for the number of days in such Valuation Period, plus

(b)	the Daily Administration Expense Charge as shown on the Contract Specifications for the number of days in such Valuation Period.

The total charges for mortality and expense risks and administration expenses are shown on the Contract Specifications. We guarantee that these charges will not be adversely affected by our expense results and/or mortality experience.

Splitting Units

We reserve the right to split (or reverse split) the value of the variable accumulation units or the annuity units. A split may either increase or decrease the number of such units, but it will not have any effect on the total value of the units. Further, such a split will have no material effect on the benefits or other terms or provisions of this Contract.

Charges and Deductions

Mortality and Expense Risk and Administration Expense Charges

As described above and shown on the Contract Specifications, we will deduct a Mortality and Expense Risk Charge and an Administration Expense Charge daily from each Subaccount. These charges compensate us for the mortality and expense risk and the costs of Contract distribution assumed by us.

Contract Administration Charge

Prior to the Annuity Payout Date, on each Contract anniversary and upon surrender, we will deduct from the Contract Value an annual Contract Administration Charge to defray our administrative expenses for this Contract. The Contract Administration Charge is shown on the Contract Specifications.

We will cancel the number of variable accumulation units from the appropriate Subaccounts that, when multiplied by the corresponding variable accumulation unit values for the Valuation Period during which the charge is taken, equals that portion of the charge taken from VAA.

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Surrender Charge

We may impose a Surrender Charge any time this Contract is surrendered or a withdrawal is made. This charge is described more fully below.

Withdrawal Fee

We impose a fee on each withdrawal in excess of the Maximum Number of Free Withdrawals in any Contract Year as shown on the Contract Specifications. The Withdrawal Fee is shown on the Contract Specifications.

Transfer Fee

We impose a fee on each transfer in excess of the Maximum Number of Free Transfers in any Contract Year as shown on the Contract Specifications. The Transfer Fee is shown on the Contract Specifications.

Taxes

Any taxes that pertain to this Contract or VAA may be charged against the Contract Value when incurred or reserved for by us.

Transfers, Surrenders and Withdrawals

Transfers Among Subaccounts

By Notice to us, you may transfer the value of any number of variable accumulation units from one set of Subaccounts to another set of Subaccounts. The dollar amount transferred from any Subaccount must be at least the Minimum Transfer Amount shown on the Contract Specifications, but the entire value of a Subaccount may be transferred if it is less than that Amount. Such transfers will be made as of the end of the Valuation Period during which Notice becomes effective or at the end of any later Valuation Period that you may request.

In addition to our other rights to limit the number, frequency, method, or amount of transfers, transfers from any Subaccount on any one day may be limited to one percent of the previous day’s total net assets of that Portfolio if we or the Portfolio, in the discretion of either or both, believe that the Portfolio might otherwise be damaged.

If and when transfers must be so limited, some transfer requests will not be granted. In determining which requests will be granted, scheduled transfers will be made first, followed by mailed written requests in the order postmarked and lastly, telephone, Internet and facsimile requests in the order received. Owners whose requested transfers are not made will be so notified. Currently, the rules of the SEC preclude us from processing at a later date those requested transfers that were not made. Accordingly, a new transfer request must be submitted in order to make a transfer that was not made because of these limitations.

The right to make transfers between Subaccounts is subject to modification, if we determine, in our sole opinion, that exercising that right by one or more owners of annuities issued by us with investments in such Subaccounts is, or would be, to the disadvantage of other owners. Any modification could be applied to transfers to, or from, some or all of the Subaccounts and could include, but not be limited to:

(1)	the requirement of a minimum time period between each transfer;

(2)	not accepting transfer requests of an agent or representative acting under a power of attorney or on behalf of more than one owner;

(3)	limiting the dollar amount that may be transferred between the Subaccounts by an owner at any one time; or

(4)	assessing a redemption fee.

Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right that is considered by us to be to the disadvantage of other owners.

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Surrender

You may surrender this Contract and receive its surrender value upon Notice any time prior to the earlier of:

(1)	the Annuity Payout Date; or

(2)	the death of the Annuitant.

The surrender value is the Contract Value less:

(1)	a charge for any applicable premium tax or similar state or local tax not previously deducted;

(2)	the Contract Administration Charge, if any;

(3)	any charges due as the result of riders affecting this Contract; and

(4)	the Surrender Charge, if any.

For this purpose, except as noted below, the Contract Value will be for the Valuation Period when we receive the surrender request in good order at our Home Office. At that time, all variable accumulation units will be cancelled. The surrender value from VAA will be paid within seven days of the surrender request in good order (or later if allowed by law). We reserve the right to establish reasonable requirements for what constitutes good order for purposes of a surrender request. After we act upon your Notice to surrender this Contract and paid its surrender value, this Contract, including any riders, will terminate, and any benefit under this Contract will be discontinued.

Withdrawals

You may withdraw less than the full Contract Value. A withdrawal cannot be less than the Minimum Withdrawal Amount shown on the Contract Specifications (or the Minimum Electronic Withdrawal Amount shown on the Contract Specifications if the withdrawal is paid electronically). Unless otherwise provided by a rider, a withdrawal cannot be greater than the amount that would cause the Contract Value to fall below the Minimum Contract Value shown on the Contract Specifications. We will pay to you the amount of a withdrawal less the appropriate Surrender Charge, if any. Withdrawals will reduce the Contract Value by the amount withdrawn, including any applicable Surrender Charges. (See also Deferred Premium Tax provision.) We may assess a withdrawal fee on withdrawals. (See Charges and Deductions section.)

Withdrawals will be deducted from each Subaccount in the same proportion that the Subaccount’s value bears to the total Contract Value on the date we receive your request in good order in our Home Office. We may allow you to allocate a withdrawal to a specific Subaccount.

The amount so withdrawn will be paid within seven days of receipt of your Notice in good order (or later if allowed by law). We will cancel the number of variable accumulation units from the appropriate Subaccount that, when multiplied by the corresponding variable accumulation unit values as of the end of the Valuation Period within which Notice becomes effective, equals that portion of the dollar amount of the withdrawal, plus any applicable Surrender Charge taken.

Deferral of Payment on Surrender and Withdrawals

We may defer the calculation and payment of variable accumulation unit values or benefits if:

(1)	the New York Stock Exchange is closed or trading on the New York Stock Exchange is restricted as determined by the SEC;

(2)	the SEC by order permits postponement for the protection of Contract owners; or

(3)	an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the net asset values of VAA.

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We have the right to defer payment of any surrender or withdrawal that is derived from any amount recently paid to us by check or draft until we are satisfied that the check or draft has been paid by the bank on which it was drawn.

Deferred Premium Tax

If we paid a tax on a purchase payment and did not previously deduct the tax, then we may deduct it at the time of surrender, withdrawal, termination of this Contract, or on the Annuity Payout Date.

Surrender Charge

We may impose a Surrender Charge any time this Contract is surrendered or a withdrawal is made. This charge may also be referred to as a Contingent Deferred Sales Charge. The Surrender Charge is calculated separately for each purchase payment, as each purchase payment follows a distinct surrender period. Upon withdrawal, the Surrender Charge applied to each purchase payment will be the applicable percentage(s) of the amount subject to a charge, as shown in the Table of Surrender Charges on the Contract Specifications, on a “first-in-first-out” (FIFO) basis. The percentages are determined by the number of years from the date the purchase payments were made. The amount subject to a charge is the total purchase payments, less the total of all withdrawal amounts previously allocated to the purchase payments.

In a Contract Year, you may withdraw, without incurring a Surrender Charge, up to the greater of:

(1)	The free out amount, which is shown as a percentage on the Contract Specifications, or

(2)	Purchase payments (on a FIFO basis) not yet withdrawn and no longer subject to a Surrender Charge, but excluding any Earnings on such purchase payments.

The free out amount is the percentage of the Contract Value as of the first withdrawal of the Contract Year, and is reduced by the amounts withdrawn during the Contract Year that were not subject to a Surrender Charge. Withdrawals within a Contract Year that exceed the free out amount may be subject to the Surrender Charge. If you choose to withdraw less than the free out amount during a Contract Year, you cannot carry over the unused portion of the free out amount to the next Contract Year. Withdrawals not subject to a Surrender Charge will reduce both the free out amount and the amount of any purchase payments not yet withdrawn (on a FIFO basis).

For purposes of determining the Surrender Charge applicable to a withdrawal, the withdrawal will be attributed in the following order:

(1)	Any amount remaining of your free out percentage;

(2)	Purchase payments (on a FIFO basis) not yet withdrawn and no longer subject to a Surrender Charge;

(3)	Purchase payments (on a FIFO basis) not yet withdrawn and still subject to a Surrender Charge; (4) Any Earnings.

We will not assess a Surrender Charge upon any Death Benefit paid to a Beneficiary. A Beneficiary who is a surviving spouse and elects to continue the Contract will not be assessed a Surrender Charge on the Death Benefit, but will be assessed a Surrender Charge on any additional purchase payments that the spouse makes to the Contract.

A Surrender Charge will be assessed upon annuitized Contracts that do not meet one of the conditions set forth by the Alternate Annuity Option.

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Death Benefit

Death Benefit

If the Annuitant dies prior to or on the Death Benefit Termination Date shown on the Contract Specifications, while this Contract is in force, the Death Benefit Proceeds will be calculated in accordance with the Guaranteed Minimum Death Benefit Amount and the Calculation of Death Benefit Adjustment provisions below. If the Annuitant dies after the Death Benefit Termination Date, there is no Death Benefit under this Contract.

Guaranteed Minimum Death Benefit Amount

The Guaranteed Minimum Death Benefit Amount will be used for calculating the Death Benefit Adjustment, unless a rider accompanying this Contract results in a higher Death Benefit Adjustment.

The Guaranteed Minimum Death Benefit Amount during all Contract Years will be the total of all Net Purchase Payments made to this Contract and adjusted, on a pro rata basis, for any withdrawals (including Surrender Charges, if any) taken from this Contract. Under the pro rata adjustment, the Guaranteed Minimum Death Benefit Amount will be reduced by the same percentage reduction to the Contract Value that resulted from the withdrawal.

Calculation of Death Benefit Adjustment

If the Annuitant dies prior to or on the Death Benefit Termination Date, while this Contract is in force, we will calculate a Death Benefit Adjustment, if any, when we receive Proof of Death. The Death Benefit Adjustment will be equal to the excess, if any, of:

(1)	the highest Guaranteed Minimum Death Benefit Amount under this Contract or any applicable rider as of the Annuitant’s death over

(2)	the Contract Value at the end of the earlier of

(a)	the Valuation Period in which we receive Proof of Death or

(b)	the Valuation Period that includes the date that is 90 days from the date of the Annuitant’s death.

If the Contract Value as described in (2) of the preceding sentence equals or exceeds the highest Guaranteed Minimum Death Benefit Amount under this Contract or any applicable rider as of the Annuitant’s death, then there is no Death Benefit Adjustment.

As of the end of the Valuation Period when we receive Proof of Death of the Annuitant, we will add the amount of the Death Benefit Adjustment to the Contract Value. In order to do so, we will purchase units in the Money Market Portfolio with the amount of the Death Benefit Adjustment, where it will remain until we receive different investment instructions from the Beneficiary.

After we have made the Death Benefit Adjustment, we will not have any further liability for any Guaranteed Minimum Death Benefit Amount under this Contract or any applicable rider, except that, if the Beneficiary is the spouse of the sole Owner and the Annuitant and he or she elects Settlement Option (3) as described in the Contract and, as a result, continues this Contract as the Owner and the Annuitant, the Guaranteed Minimum Death Benefit Amount will be increased to the Contract Value as of the Valuation Period that includes the Annuitant’s Death, plus the Death Benefit Adjustment (if any), if such value is greater, and this Contract will be eligible for another Death Benefit Adjustment upon that spouse’s death.

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Settlement Options

Unless otherwise designated by the Owner before the Annuitant’s date of death, the Beneficiary may, by Notice, elect to:

(1)	surrender this Contract without a Surrender Charge within five years of the Annuitant’s death; or

(2)	settle this Contract within 12 months of the Annuitant’s death, for annuity payments over the life of the Beneficiary or over a period not exceeding the Beneficiary’s life expectancy; or

(3)	continue this Contract as the Owner, or beneficial Owner, and the Annuitant, if the only Beneficiary is the surviving spouse of the Owner and Annuitant and there is either no surviving Owner or the surviving spouse is also the sole surviving Owner; or

(4)	make any other settlement to which we may agree.

In the event that the Beneficiary fails to elect any of the above-described options within five years of the Annuitant’s death, we will pay the Contract Value under Settlement Option (1) above. A Beneficiary may not elect Settlement Option (3) above after the Maximum Spousal Continuation Election Date shown on the Contract Specifications. We will only allow one exercise of a spousal continuation under this Contract.

Where there is more than one Beneficiary, we may require all of the Beneficiaries to agree on the same Settlement Option. We reserve the right to limit the length of time in which the Beneficiaries may elect a Settlement Option.

Contract riders and any rider charges terminate upon the Annuitant’s death, except

(1)	where the only Beneficiary is the surviving spouse of the Owner and Annuitant and there is either no surviving Owner or the surviving spouse is also the sole surviving Owner, and such surviving spouse elects to continue this Contract as the Owner and the Annuitant, or

(2)	as provided for under any rider.

Death of the Owner

If any Owner dies prior to the Annuity Payout Date, either:

(1)	the entire interest in this Contract must be distributed within five years of the date of such Owner’s death; or

(2)	within 12 months of the date of death, the Contract Value must be annuitized over the life expectancy of the person who becomes the new Owner of this Contract or over a period not extending beyond the life expectancy of such person; or

(3)	if the Owner’s surviving spouse becomes the Owner of this Contract, this Contract may be continued in the name of the spouse as the Contract Owner.

If any Owner predeceases the Annuitant, ownership will pass in the following order: (1) any other surviving Owner(s); (2) any surviving Beneficiary; (3) any surviving contingent Beneficiary; (4) any surviving secondary contingent Beneficiary, where applicable; and (5) if there are no such survivors, to the last surviving Owner’s estate.

Annuity Payment Provisions

General

On the Annuity Payout Date, the Contract Value will be applied under one or more of the Annuity Options shown below or under such other option to which we may agree. The benefits resulting from the chosen Annuity Option will not be less than those resulting from applying the surrender value to purchase a single premium immediate annuity Contract at the prevailing purchase rates offered by us on the Annuity Payout Date.

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Elections

You must give us Notice in order to elect an Annuity Option or revoke or change such an election. If no such election is in effect on the Annuity Payout Date, and if the Annuitant is then living and the Contract is a tax-qualified Contract, the Contract Value will be applied under Life Annuity Option (2) described below. If no such election is in effect on the Annuity Payout Date, and if the Annuitant is then living and the Contract is not a tax-qualified Contract, the Contract Value will be applied under Life Annuity Option (3) described below. The annuity will be variable unless you elect otherwise. Unless this Contract is issued pursuant to a tax-qualified pension or profit-sharing plan or trust, any remaining period-certain installments to be paid after the Annuitant’s death will pass in the following order:

(1)	any surviving Owner(s);

(2)	any surviving Beneficiary;

(3)	any surviving contingent Beneficiary;

(4)	any surviving secondary contingent Beneficiary, where applicable; and

(5)	if there are no such survivors, to the last surviving Owner’s estate.

Pension Plan

If: (a) this Contract is issued pursuant to a tax-qualified pension or profit-sharing plan or trust; (b) no Annuity Option election is in effect on the Annuity Payout Date; and (c) the Annuitant is living on the Annuity Payout Date, then the Contract Value will be applied as follows:

(1)	If the Annuitant is married as of the Annuity Payout Date, the Contract Value will be applied to provide equal payments under Joint and Survivor Life Annuity Option (2) with the Annuitant’s spouse as the joint Annuitant.

(2)	If the Annuitant is not married as of the Annuity Payout Date, the Contract Value will be applied under Life Annuity Option (2) and paid to the Annuitant with the Beneficiary as payee for any period-certain payments to be made after the Annuitant’s death.

Determination of Amount To Be Applied

The Contract Value to be applied to provide an annuity will be determined at the end of a Valuation Period, selected by us and uniformly applied, which is not more than 10 Valuation Periods before the Annuity Payout Date. Any applicable premium tax or similar state or local tax will be deducted at that time, if it was not deducted earlier.

Effect of Settlement on Accumulation Units

When this Contract is settled, its variable accumulation units will be cancelled.

Change of Annuity Payout Date

You may change the Annuity Payout Date at any time prior to the earlier of (1) the Annuitant’s death; or (2) the Annuity Payout Date by Notice to us. But, unless we agree, the Annuity Payout Date may not be later than the Contract anniversary immediately following the Annuitant’s birthday for the Maximum Annuitization Age as shown on the Contract Specifications.

Annuity Payment Amounts

The annuity payment amounts provided for under this Contract will be based on

(1)	the Annuity Option Table shown on the Contract Specifications,

(2)	the Annuity Payout Interest Rate shown on the Contract Specifications,

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(3)	the Annuitant’s sex, where permitted by law, and

(4)	the Annuitant’s age, which is subject to an Adjustment to Age shown on the Contract Specifications.

To determine the Adjustment to Age, we will subtract the Age Setback shown on the Contract Specifications from the Annuitant’s actual age on the Annuity Payout Date.

Variable Annuities

The dollar amount of the first periodic variable annuity payment will be derived as described above. The dollar amount of each variable annuity payment after the first will be measured by variable annuity units. The number of variable annuity units of each Subaccount to be credited to this Contract is determined by dividing that part of the first variable annuity payment apportioned to each Subaccount by the variable annuity unit value of that Subaccount for the Valuation Period used to determine the Contract Value for settlement of this Contract under this Annuity Payment Provisions section. The dollar amount of each variable annuity payment after the first is equal to the number of variable annuity units credited to this Contract multiplied by the variable annuity unit value of the applicable Subaccount for the Valuation Period, selected by us and uniformly applied, which is not more than 10 Valuation Periods before the due date of each such payment. The smallest annual rate of investment return that would have to be earned on the assets of VAA so that the dollar amount of the variable annuity payments will not decrease is shown on the Contract Specifications as the Necessary Minimum Annual Rate of Return for Variable Annuity Payments.

Fixed Annuities

The dollar amount of each periodic fixed annuity payment will be derived as described above in this section.

Annuity Unit Value

The value of a variable annuity unit for each Subaccount was set when the first annuity payment was made from each Subaccount for this class of Contracts. To determine the variable annuity unit value for each later Valuation Period,

(1)	multiply the variable annuity unit value for that Subaccount for the immediately prior Valuation Period by the Net Investment Factor for that Subaccount for such later Valuation Period, and then

(2)	multiply the product by a factor to neutralize the annual interest rate assumed in the Annuity Option Table used.

Change in Subaccount

The payee(s) may change all or part of the investment upon which variable annuity payments are based from one Subaccount to another. To do this, we will convert the number of annuity units being changed to the number of annuity units of the Subaccount to which the payee(s) are changing so as to result in the next variable annuity payment being of the same amount that it would have been without the change. After that, variable annuity payments will reflect changes in the values of the new annuity units.

Limitation on Availability of Options

If the amount to be applied under any Annuity Option is less than the Minimum Contract Value shown on the Contract Specifications, such Annuity Option will not be available. Settlement will then be in a single sum. If an annuity payment to a payee would be less than the Minimum Annuity Payment Amount shown on the Contract Specifications, we may pay less often so that such payment will be at least the Minimum Annuity Payment Amount.

Alternate Annuity Option

Instead of the variable Annuity Options provided under this Contract, you may choose an alternate amount and type of periodic installments for fixed annuity payments. Such alternate Annuity Options will be based on the rates for fixed-dollar single premium immediate annuities being issued by us on the Annuity Payout Date.

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Any withdrawal of part or all of the Contract Value for settlement under an alternate Annuity Option will be exempt from any otherwise applicable Surrender Charge if at least one of the following conditions is met:

(1)	If withdrawal is before the end of the second Contract Year, the annuity income must be payable for the lifetime of the Annuitant and joint Annuitant, if any;

(2)	If withdrawal is during the third through fifth Contract Years, the annuity income must be payable over a period of not less than 10 years, or payable over the lifetime of the Annuitant and joint Annuitant, if any; or

(3)	If withdrawal is after the fifth Contract Year, the annuity income must be payable over a period of not less than five years or payable over the lifetime of the Annuitant and joint Annuitant, if any.

Death Benefit After the Annuity Payout Date

If the Annuitant dies after the Annuity Payout Date, any death benefit payable will be in accordance with the Annuity Option chosen.

Spendthrift Provision

Except as otherwise provided in this Contract (or in any supplementary Contract issued in exchange for it), neither an Owner nor the Beneficiary may commute, anticipate, assign or otherwise encumber any amounts to be paid in settlement of this Contract. To the extent allowed by law, no such amount will be subject to any legal process in payment of any claim against an Owner or any Beneficiary.

Description of Annuity Options

All of these options may be on a fixed or variable annuity basis or both.

Life Annuity Options

(1)	Nonrefund. We will make annuity payments during the lifetime of the Annuitant. No payments are due after the death of the Annuitant.

(2)	5-Years Period Certain. We will make annuity payments for five years and after that during the lifetime of the Annuitant. No payments are due after the death of the Annuitant or, if later, the end of the 5-year period certain.

(3)	10-Years Period Certain. We will make annuity payments for ten years and after that during the lifetime of the Annuitant. No payments are due after the death of the Annuitant or, if later, the end of the 10-year period certain.

(4)	Installment Refund. We will make annuity payments for a period certain and after that during the lifetime of the Annuitant. No payments are due after the death of the Annuitant or, if later, the end of the period certain. The number of period-certain payments will be equal to the amount applied under this option divided by the amount of the first annuity payment. This guarantees that the sum of annuity payments under this option will be at least equal to the amount applied under this option.

Joint and Survivor Life Annuity Options

(1)	Joint and Survivor Nonrefund. We will make annuity payments during the joint lifetime of the Annuitant and joint Annuitant. Payments will then continue during the remaining lifetime of the survivor of them. No payments are due after the death of the last survivor of the Annuitant and joint Annuitant.

(2)	Joint and Survivor with Period Certain. We will make annuity payments for a period of years and after that during the joint lifetime of the Annuitant and joint Annuitant. Payments will then continue during the remaining lifetime of the survivor of them. No payments are due after the death of the survivor of the Annuitant and joint Annuitant or, if later, the end of the period certain.

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Variable Deferred Annuity Contract

Flexible Purchase Payments

Nonparticipating

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